NEWS RELEASE

Innovative Card Technologies Appoints Independent Board Member

Innovative Card Technologies, developers of the revolutionary one-time-passcode ICT DisplayCard authentication device, has appointed business leader W. Robert Ramsdell as an Independent Director

Los Angeles, CA - July 2, 2007 - Innovative Card Technologies, Inc. (NASDAQ: INVC), developers of the ICT DisplayCard for e-banking, e-commerce and data access authentication, today announced that W. Robert Ramsdell will serve as an independent director on the company’s Board of Directors.

“Bob has a rich background in financial services and private investment direction,” said John A. Ward, III, Chairman and CEO of InCard Technologies. “We welcome him to our Board of Directors and look forward to his input.”

W. Robert Ramsdell has been engaged in private investments in micro cap companies since 1990. From 1973 until his retirement in 1990, Ramsdell was senior partner, director of research and office manager of Cantor Fitzgerald & Co. in Los Angeles, engaged in the institutional equity business. Ramsdell has been a Board member of Insignia Systems, Inc. (ISIG) since 1998 and a financial advisor to many companies including Occupational Urgent Care Health Systems (OUCH) and Preferred Voice (PRFV).

“Bob is a welcome addition to our board. I am enthusiastic that Bob’s contributions to the Board will help guide InCard Technologies to continued success in the logical and physical access security market,” said Alan Finkelstein, President of InCard Technologies.

The arrival of W. Robert Ramsdell brings the number of InCard Technologies’ board members to seven. He will be serving alongside Chairman John A. Ward, III, Founder Alan Finkelstein, Donald Joyce, George Hoover, Scott V. Ogilvie, and Donald W. Killian, III.

About Innovative Card Technologies
InCard Technologies (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. InCard’s suite of ICT DisplayCards enable dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incardtech.com.

Marketing Manager	Public Relations	Investor Relations
Stephanie Edwards	Susan Roush	Jose Castaneda
310-312-0700, stephanie@incardtech.com	818-222-8330, pr@incardtech.com	720-733-0052, ir@incardtech.com

This press release contains forward-looking statements which are commonly identified by words such as "would," "may," "will," "expects," and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: ICT DisplayCard adoption, ICT DisplayCard further testing and certifications, dependence on a limited number of suppliers and their capacity, and full scale production of the ICT DisplayCard. Innovative Card Technologies, Inc. refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and Innovative Card Technologies has not assumed any duty to update any forward-looking statements.

INNOVATIVE CARD TECHNOLOGIES
10880 WILSHIRE BLVD SUITE 950 • LOS ANGELES, CA • 90024
PHONE: 310.312.0700• FAX: 310.312.5367 • INFO@INCARDTECH.COM